Exhibit 10.5

FORM OF AWARD AGREEMENT

RAYOVAC CORPORATION

SUPERIOR ACHIEVEMENT PROGRAM

RESTRICTED STOCK AWARD AGREEMENT

This agreement is made and entered into, effective as of                      (the “Effective Date”), by and between Rayovac Corporation, a Wisconsin corporation (the “Company”), and                      (the “Employee”) pursuant to The 2004 Rayovac Incentive Plan (the “Plan”) and the terms and conditions of this Rayovac Corporation Superior Achievement Program Stock Award Agreement (the “Agreement”) as set forth below.

1. Grant of Award. Pursuant to the Plan and subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to the Employee an award (the “Award”) of                      shares of the Company’s common stock, par value $.01 per share (“Common Stock”), subject to certain restrictions (individually, a “Share” and collectively, the “Shares”). The Employee acknowledges that he/she has received from the Company a copy of the Plan and any prospectus related thereto.

2. Restrictions. Until the restrictions set forth in this Agreement or in the Plan lapse, the Shares shall be subject to the following restrictions:

(a) Continued Employment. Except as otherwise specifically provided herein, the Employee’s rights under this Agreement are conditioned on the Employee remaining in the employment of the Company or its subsidiaries or affiliates.

(b) Transfer. The Shares may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered in any manner by the Employee.

(c) No Section 83(b) Election. The Employee agrees not to make, with respect to the Shares awarded pursuant to this Agreement, the election provided for under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Lapse of Restrictions.

(a) General. Subject to the terms of this Agreement, restrictions as to the Shares shall lapse as of                     , provided and to the extent that the performance goals set forth in Section 3(b) of this Agreement are satisfied. To the extent that the required performance goals are not satisfied, so that the restrictions on any Shares subject to this Agreement do not lapse as provided in the preceding sentence, the restrictions of any Shares remaining subject to restrictions will lapse as of                     , provided that the Employee’s employment with the Company and all of it’s subsidiaries and affiliates has not terminated before that date.

(b) Performance Goals.

(i) The restrictions on all Shares subject to this Agreement will lapse as of the date first set forth in Section 3(a) if the Employee is employed on that date and all of the Program’s performance goals established by the Board of Directors of the Company (the “Board”) (as determined by the Board in its sole discretion), are satisfied for the period beginning on                      and ending on                      (the “Performance Period”):

(A) The Company and all of its subsidiaries and affiliates achieve the target “Synergy Savings” during the Performance Period.

(B) The growth in the earnings per share on the Company’s Common Stock during the Performance Period equals or exceeds the target annual compound growth rate; and

(C) The Company and all of its subsidiaries and affiliates achieve the target “Enhanced Free Cash Flow”.

(ii) If the employment requirement set forth in Section 3(b)(i) is satisfied and if the performance goals set forth in Section 3(b)(i) are not fully satisfied, but each would have been satisfied if the targets were set equal to 90% of the targets set forth in Section 3(b)(i), then the restrictions will lapse as of                      on that percentage of the Shares subject to this Agreement that is equal to the sum (A) 50%, plus (B) the product of (1) 5% multiplied by (2) the number of full percentage points by which the weighted average of the percentages of target reached with respect to each of the three performance goals (calculated by limiting the percentage of target taken into account with respect to any performance goal to 100%) exceeds 90%. For the purpose of the preceding sentence, the performance goal set forth in Section 3(b)(i)(A) shall be weighted 50% and the performance goals set forth in Sections 3(b)(i)(B) and (C) shall each be weighted 25%.

(c) Forfeiture of Shares. Notwithstanding anything contained herein to the contrary, upon the Employee’s termination of employment with the Company and all of its subsidiaries and affiliates, the Employee shall forfeit all Shares subject to restrictions that have not lapsed as of such termination, and the Employee shall have no further rights with respect to the Shares. Shares that are no longer subject to restrictions at the time of the Employee’s termination shall not be forfeited.

(d) Termination of Restrictions. Notwithstanding the foregoing, the Compensation Committee of the Board shall have the power, in its sole discretion, to accelerate the expiration of the applicable restriction period, to waive any restriction with respect to any part or all of the Shares or to waive the forfeiture of Shares and retain restrictions on Shares that would have been forfeited pursuant to the terms of this Agreement.

4. Certificates. While the Shares awarded to the Employee are subject to the restrictions set forth in the Plan and in this Agreement, the Employee’s rights to those Shares will be reflected as a book entry in the records of the Company. After and to the extent that such restrictions lapse pursuant to the terms of the Plan and this Agreement, certificates representing the Shares owned by the Employee, after taking into account any Shares withheld to cover the taxes with respect to the lapsing of the restrictions on those Shares, will be delivered to the Employee as soon as practicable after the Employee requests that the Company or its agent deliver the certificates or, if earlier, when the certificates are delivered to the Employee as determined by the Company or its agent.

5. Change in Control. As more particularly provided in the Plan, all restrictions with respect to any of the Shares that have not been previously forfeited as provided in this Agreement shall expire and lapse upon the occurrence of a Change in Control (as defined in the Plan). If a Change in Control has occurred, all restrictions on the Shares shall expire immediately before the effective date of the Change in Control.

6. Incorporation of Plan; Defined Terms. The Plan is incorporated herein by reference and made a part of this Agreement as if each provision of the Plan were specifically set forth herein. In the event of a conflict between the Plan and this Agreement, the terms and conditions of the Plan shall govern. Unless otherwise expressly defined in this Agreement, all capitalized terms in this Agreement shall have the meanings given such terms in the Plan.

7. Miscellaneous.

(a) Successors; Governing Law. This Agreement shall bind and inure to the benefit of the parties, their heirs, personal representatives, successors in interest and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

(b) Dividends. The Company shall have the discretion to pay to the Employee any special or regular cash dividends declared by the Board, or to defer the payment of cash dividends until the expiration of the restrictions with respect to the Shares, or reinvest such amounts in additional shares of restricted stock. Any cash payments of dividends that become payable to the Employee with respect to any of the Shares that remain subject to restrictions hereunder may, in the Company’s discretion, be net of an amount sufficient to satisfy any federal, state and local withholding tax requirements with respect to such dividends.

(c) Continued Employment. The Agreement does not constitute a contract of employment. Participation in the Plan does not give the Employee the right to remain in the employ of the Company or its subsidiaries or affiliates and does not limit in any way the right of the Company or a subsidiary or affiliate to change the duties or responsibilities of the Employee.

(d) Amendment. The Company may amend this Agreement or modify the provisions for the termination of the restrictions on the Shares without the approval of the Employee to comply with any rules or regulations under applicable tax, securities or other laws or the rules and regulations thereunder or any applicable exchange listing standards, or to correct any omission in this Agreement.

(e) Payment of Taxes Due. No later than the date as of which an amount first becomes includible in the gross income of the Employee for income tax purposes with respect to the Award (the “Triggering Date”), Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law or applicable regulation to be withheld (collectively, “Taxes”) with respect to such amount. Withholding obligations arising from the Award may be settled with Common Stock, including the Shares that give rise to the withholding requirement. The obligations of the Company to deliver the Shares shall be conditional on such payment or arrangements. The Company, its subsidiaries and its affiliates shall, to the extent permitted by law, have the right to, at the Company’s election and in the Company’s sole discretion, (i) deduct any such taxes from any payment otherwise due to the Employee or (ii) withhold such portion of the Shares that give rise to the withholding requirement in satisfaction of such requirement.

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RAYOVAC CORPORATION

By:
David A. Jones
Chairman of the Board and Chief Executive Officer

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